IMPORTANT PROXY MATERIALS
ARE ON THE WAY TO YOUR CLIENTS RIGHT NOW!

Dear Investment Professional:
On March 19, 1997, there will be a Special Meeting of Shareholders for Fidelity U.S. Bond Index Portfolio and Fidelity U.S. Equity Index Portfolio. The enclosed Proxy Statement details the proposals pertaining to these funds. A copy of the shareholder letter, being mailed to all of your clients who hold shares in these funds, is also enclosed.
HERE IS A BRIEF SUMMARY OF THE PROPOSALS.
All of the proposals summarized below have been carefully reviewed by the Board of Trustees. The Board of Trustees is responsible for protecting the interests of shareholders. The Trustees believe these proposals are in the best interest of all shareholders of each fund.
PROPOSAL 1 is to elect Trustees to the Board to supervise the funds' activities and review contractual arrangements with the companies that provide the Trust with services.
PROPOSAL 2 is to ratify the selection of Price Waterhouse LLP as independent accountants of the Trust.
PROPOSAL 3 is to amend the Declaration of Trust to provide voting rights based on a shareholder's total dollar investment in a fund rather than on the number of shares owned.
PROPOSAL 4 is to amend the Declaration of Trust to eliminate the requirement of notifying fund shareholders in the event of appointment of a Trustee.
PROPOSAL 5 is to amend the Declaration of Trust to provide each fund with the ability to invest all of its assets in another open-end investment company with substantially the same investment objective and policies. PROPOSAL 6 is to adopt a new fundamental investment policy for each fund permitting it to invest all of its assets in another open-end investment company managed by Fidelity Management & Research Company ("FMR") or an affiliate with substantially the same investment objectives and policies. ADOPTION OF STANDARD INVESTMENT LIMITATIONS. The primary purpose of PROPOSALS 7 THROUGH 15 is to revise several of each fund's investment limitations to conform to limitations which are expected to become standard for all funds managed by FMR. The standardized limitations clarify each fund's authority in various areas of investing and also serve to bring each fund's limitations up-to-date by reflecting changes in the market and regulatory policies in recent years. The proposals do not affect the fundamental investment objective of either fund, however, and are not expected to result in any significant changes to either fund's investment strategy.
If you have any questions about this proxy after reading the letter and proxy statement, please call your Fidelity representative at 1-800-843-3001 for more information. We appreciate your support, and look forward to serving you any way we can.
Sincerely,


/s/John Mulherin
John Mulherin
Chief Operating Officer - Fidelity Investments Institutional Services Company, Inc.